Ford Sales up 8.7 Percent in September; F-Series Trucks up 21.4 Percent; Transit Vans Gain 25.4 Percent; Lincoln SUVs Post Strong Gain of 10.6 Percent

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SEPTEMBER 2017 SALES

	Total Vehicle	Retail	Fleet	Truck	SUV	Car
U.S. Sales	222,248	169,544	52,704	103,625	68,705	49,918
Versus September 2016	8.7%	4.4%	25.1%	19.9%	1.8%	-1.3%

HIGHLIGHTS

- **Ford Motor Company's U.S. sales increased 8.7 percent** in September
- **Retail sales totaled 169,544 vehicles,** up 4.4 percent compared to a year ago
- **Fleet sales totaled 52,704 vehicles,** representing, as expected, a 25.1 percent increase versus 2016 due to order timing this year
- **F-Series sales rose 21.4 percent,** with a total of 82,302 trucks sold. Demand remains robust for Super Duty, with High Series Lariat, King Ranch and Platinum trucks making up 52 percent of retail sales
- **Transit sales totaled 13,546 vehicles last month,** a 25.4 percent increase over a year ago for the van's best September since its introduction in 2014
- **Ford brand SUVs gained 8.8 percent** at retail last month – their best retail performance since 2003. Escape, Edge, Explorer and Expedition all posted retail gains
- **Explorer sales totaled 18,898 vehicles last month,** a 13.4 percent increase overall. Explorer performed even better at retail, posting a 14.9 percent gain, its best September retail sales performance in 13 years
- **Focus retail sales increased 8.3 percent in September,** supported by Focus ST and RS. This is the third straight month of sales gains for Focus
- **Lincoln SUV performance increased 10.6 percent;** Lincoln MKX, MKC and Navigator sales all posted sales gains for the month

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About Ford Motor Company

Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 203,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com.



"Our September sales were strong across the board – including retail, commercial and government. We're pleased to say recovery in Houston and Florida is moving quickly, with all of our dealers in the area now back up. We couldn't be happier with the tireless effort from our dealers, employees and the countless first responders who are moving so quickly."

– Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service

KEY VEHICLES



2018 Ford F-150

F-Series sold above the 80,000 truck mark last month. This has occurred only two other times in F-Series September sales history. Overall September F-Series average transaction prices increased $2,300 versus last year, with strong high series truck demand.



2018 Ford Super Duty Limited

For the first time ever, Super Duty is introducing a Limited edition truck this winter – the highest trim level in the lineup. High series Super Duty trucks, including Lariat, King Ranch and Platinum, have consistently represented more than 50 percent of our retail sales this year.



2018 Ford Explorer

Retail sales for Explorer rose 14.9 percent last month, with broad-based growth across the country. The east region gained 9.1 percent, the Great Lakes was up 11.6 percent, the southeast was up 25 percent, the central region increased 28.7 percent and our west region experienced a 7.5 percent increase.



Lincoln MKC

Last month marks Lincoln MKC's best September since its launch, with a 17.7 percent overall increase compared to a year ago. MKC posted stronger growth in the east, which was up 19 percent. MKX and Navigator were also up 5.8 percent and 5.2 percent, respectively.

*Average transaction pricing based on J.D. Power and Associates PIN data

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September 2017 Sales

SEPTEMBER 2017 INVENTORY/FLEET RESULTS

FORD MOTOR COMPANY

SEPTEMBER 2017

	September 2017		September CYTD	
Fleet Segment	Percent of Total Sales	YOY Change	Percent of Total Sales	YOY Change
Rental	5.5%	(0.4) points	11.5%	(0.8) points
Commercial	12.4%	3.3 points	12.1%	(0.2) points
Government	5.9%	0.2 points	6.3%	(0.1) points
Total Fleet	23.7%	3.1 points	29.8%	(1.1) points

	September 2017		August 2017		September 2016	
Gross Stock (incl. in-transit)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	135,471	71	150,338	85	152,541	75
SUVs	188,076	71	183,080	75	184,409	68
Trucks	295,644	74	297,412	83	313,978	91
Total	619,191	72	630,830	81	650,928	80

	September 2017		August 2017		September 2016	
Dealer Stock (on ground)	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply	Units at Month-End	Days' Supply
Cars	113,329	59	125,340	71	122,090	60
SUVs	154,168	58	148,671	61	153,949	57
Trucks	246,341	62	244,166	68	265,888	77
Total	513,838	60	518,177	67	541,927	66

CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com

September 2017 Sales